CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and in the headnote in the captions “Summary Financial Data” and “Selected Financial Data” in the Registration Statement (Form S-3 No 333-            ) and related Prospectus of Westinghouse Air Brake Technologies Corporation for the registration of 5,572,900 shares of common stock and to the incorporation by reference therein of our report dated February 14, 2003 (except Note 25, as to which the date is July 9, 2003), with respect to the consolidated financial statements and schedules of Westinghouse Air Brake Technologies included in its Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Company’s Form 8-K dated October 22, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

October 22, 2003